                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                Netegrity, Inc.
                (Name of Registrant as Specified In Its Charter)

                                Netegrity, Inc.
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

--------------------------------------------------------------------------------

                                NETEGRITY, INC.
                                52 SECOND AVENUE
                               WALTHAM, MA 02451
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                  MAY 30, 2001
                            ------------------------

To Our Stockholders:

     The Annual Meeting of Stockholders of Netegrity, Inc., a Delaware corporation (the "Company" or "Netegrity"), will be held on Wednesday, May 30, 2001, at 9:00 a.m., local time, at the Company's principal executive offices located at 52 Second Avenue, Waltham, MA 02451 (the "Meeting") for the following purposes:

     1.  To elect a Board of Directors as described herein.

     2. To consider and act upon a proposal to amend the 2000 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 2,300,000 shares.

     3. To consider and act upon a proposal to amend the 2000 Stock Option Plan to increase automatically on an annual basis the number of shares of Common Stock reserved for issuance thereunder as described herein.

     4. To consider and act upon a proposal to amend the Certificate of Incorporation of the Company to increase the number of shares of Common Stock which the Company has the authority to issue from 55,000,000 to 135,000,000 shares.

     5. To consider and act upon any other business which may properly come before the Meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 6, 2001, as the record date for the Meeting. All stockholders of record on the books of the Company at the close of business on April 6, 2001 are entitled to notice of, and to vote at, the Meeting.

     PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON.

     All stockholders are cordially invited to attend the Meeting.

                                            By Order of the Board of Directors,

                                            BARRY N. BYCOFF,
                                            President and Chief Executive
                                            Officer

April 30, 2001

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. THE PROXY MAY BE REVOKED BY THE PERSON EXECUTING THE PROXY BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY ELECTING TO VOTE IN PERSON AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                NETEGRITY, INC.

                                PROXY STATEMENT

                      2001 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 30, 2001

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Netegrity, Inc., a Delaware corporation (the "Company"), for use at the 2001 Annual Meeting of Stockholders to be held on Wednesday, May 30, 2001, at 9:00 a.m., local time, at the Company's principal executive offices located at 52 Second Avenue, Waltham, MA 02451, and any adjournments thereof (the "Meeting").

     If the enclosed proxy is properly executed and returned, it will be voted in the manner directed by the stockholder. If no specification is made, such shares will be voted for the election of Directors as set forth in this Proxy Statement and for the proposals set forth in the Notice of Meeting. With respect to the election of directors, any stockholder submitting a proxy has the right to withhold authority to vote for any individual nominee or group of nominees to the Board of Directors by writing the name of such individual or group in the space provided on the proxy. Any person giving the enclosed form of proxy has the power to revoke it by executing a proxy bearing a later date, by voting in person at the meeting, or by giving written notice of revocation to the Secretary of the Corporation at any time before the proxy is exercised.

     The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock is necessary to establish a quorum for the transaction of business. The election of the nominees for Director will be decided by a plurality vote. The proposal to amend of the Certificate of Incorporation requires the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote thereon. All other matters being submitted to stockholders require the affirmative vote of the majority of voting shares present in person or represented by proxy at the Meeting (following the determination of a quorum). Both abstentions and broker "non-votes" are counted as present for the purposes of determining the existence of a quorum for the transaction of business. However, for purposes of determining the number of shares voting on a particular proposal abstentions and broker "non-votes" are not counted as votes cast or shares voting.

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 2000, is being mailed with this Proxy Statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to the Company's stockholders on or about April 30, 2001.

     The Company's principal executive offices are located at 52 Second Avenue, Waltham, Massachusetts 02451, telephone number (781) 890-1700.

                       RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on April 6, 2001 are entitled to notice of and to vote at the meeting. On April 6, 2001, the Company had outstanding 30,781,979 shares of Common Stock, par value $.01 per share. Each outstanding share of Common Stock entitles the record holder to one vote.

             MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth as of February 28, 2001, the beneficial ownership of shares of capital stock of (i) each person known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock outstanding on that date, (ii) each director or nominee, and (iii) each executive officer identified in the Summary Compensation Table, and (iv) the directors, nominees and executive officers as a group, both with respect to the number of shares owned by each person and the percentage of the outstanding shares represented thereby.

                   NAME AND ADDRESS OF                       AMOUNT AND NATURE OF
                     BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP(1)    PERCENT OF CLASS
                   -------------------                      -----------------------    ----------------
Pequot Capital Management, Inc............................         3,651,179                 11.78%
  500 Ayala Farm Road
  Westport, CT 06880
FMR Corp.(2)..............................................         2,754,460                  8.95%
  82 Devonshire Street
  Boston, MA 02109
Marsh & McLennan Companies, Inc.(3).......................         2,112,354                  6.87%
  1166 Avenue of the Americas
  New York, NY 10036
Lawrence D. Lenihan, Jr.(4)...............................         3,681,804                 11.97%
Barry N. Bycoff(5)........................................         1,008,950                  3.45%
James E. Hayden(6)........................................           166,950                     *
Deepak Taneja(7)..........................................           160,094                     *
Thomas M. Palka(8)........................................           128,414                     *
James Rosen(9)............................................           113,850                     *
Michael L. Mark(10).......................................           139,954                     *
Ralph B. Wagner(11).......................................            72,500                     *
Paul F. Deninger(12)......................................             1,875                     *
Eric R. Giler(13).........................................               938                     *
All executive officers and directors as a group (10
  persons)
  (4)(5)(6)(7)(8)(9)(10)(11)(12)(13)......................         5,548,204                 17.40%

---------------
   * less than 1%

 (1) Except as otherwise noted below, the Company believes each beneficial owner has the sole voting and investment power with respect to all shares of Common Stock (or options, warrants or other securities convertible into or exchangeable for Common Stock) shown as beneficially owned by him. All numbers and percentages, except as otherwise noted, do not assume the exercise of outstanding options or warrants. Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days of February 28, 2001 pursuant to the exercise of presently exercisable or outstanding options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group shown in the table.

 (2) Includes 2,401,260 shares beneficially owned by Fidelity Management & Research Company ("Fidelity") as a result of its acting as an investment advisor to various funds, 306,000 shares beneficially owned by Fidelity Management Trust Company ("FMTC") as a result of its serving as an investment manager to certain institutional accounts, and 47,200 shares owned by Fidelity International Limited ("International"). Fidelity and FMTC are wholly owned subsidiaries of FMR Corp. and a majority of the outstanding shares of International are owned by the shareholders of FMR Corp. FMR Corp. shares voting and/or dispositive control of the shares of Common Stock held by Fidelity and FMTC. FMR Corp. has no voting or dispositive power over the shares of Common Stock held by International and disclaims any beneficial ownership interest of such shares.

 (3) Includes 1,866,504 shares beneficially owned by Putnam Investment Management, Inc. ("PIM") and 245,850 shares beneficially owned by Putnam Advisory Company, Inc. ("PAC"), which are wholly owned subsidiaries of Putnam Investment, Inc. ("PI"), which is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC"). Neither PI or MMC share voting or dispositive power over the shares held by PIM and PAC and each disclaims any beneficial ownership interest of such shares.

 (4) Mr. Lenihan is a Managing Director of Pequot Capital Management, Inc. and may be deemed to beneficially own the 3,651,179 shares held by Pequot Capital Management, Inc. Mr. Lenihan disclaims beneficial ownership of these shares, except to the extent of his primary interest.

 (5) Includes 411,300 shares of Common Stock, 15,000 shares held in trust for the benefit of Mr. Bycoff's children and options to purchase up to 656,150 shares of Common Stock.

 (6) Includes 17,100 shares of Common Stock and options to purchase up to 149,850 shares of Common Stock.

 (7) Includes 100,094 shares of Common Stock and options to purchase up to 60,000 shares of Common Stock.

 (8) Includes 914 shares of Common Stock and options to purchase up to 127,500 shares of Common Stock.

 (9) Includes 19,350 shares of Common Stock and options to purchase up to 94,500 shares of Common Stock.

(10) Includes 139,016 shares of Common Stock and options to purchase up to 938 shares of Common Stock.

(11) Includes 29,375 shares of Common Stock and options to purchase up to 43,125 shares of Common Stock.

(12) Includes options to purchase up to 1,875 shares of Common Stock.

(13) Includes options to purchase up to 938 shares of Common Stock.

                             ELECTION OF DIRECTORS

     At the meeting, six directors are to be elected, constituting the entire Board of Directors. The directors of the Company shall hold office for the terms set forth below and until their successors have been elected and qualified.

     No proxy may be voted for more people than the number of nominees listed below. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director (by writing that individual director's name where indicated on the proxy) or for all directors will be voted FOR the election of all the nominees named below. If one or more nominees are unable or unwilling to serve, which is not anticipated, the persons named in the accompanying proxy will vote for such substitutes as management may recommend. Should management not recommend a substitute for any nominee, the proxy will be voted for the election of the remaining nominees.

     The Board of Directors held five (5) meetings during the year ended December 31, 2000. Each Director attended more than 75% of all meetings held by the Board of Directors in the 2000 fiscal year during their respective tenures as directors.

     The Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee"), of which Messrs. Giler, Mark and Wagner are currently members, determines who should receive stock options under the Company's various stock plans and also reviews and recommends officer compensation, including salary and bonus plans. The Compensation Committee held four (4) meetings during the 2000 fiscal year.

     The Audit Committee of the Board of Directors at year end was composed of Messrs. Deninger, Lenihan and Mark. The principal functions of the Audit Committee include overseeing the performance and reviewing the scope of the audit function of the Company's independent auditors. The Audit Committee also reviews, among other things, audit plans and procedures, various accounting and financial reporting issues, and changes in accounting policies. The Audit Committee held two (2) meetings during the 2000 fiscal year.

     Each Director attended all of the committee meetings held in the 2000 fiscal year during their respective tenure as a member of such committees.

OCCUPATIONS AND BIOGRAPHIES OF DIRECTORS AND NOMINEES

     BARRY N. BYCOFF, 52 years old, was appointed President and Chief Executive Officer and Director of the Company in April 1993. In November 1999, Mr. Bycoff was also appointed Chairman of the Board. From December 1991 to December 1992, during his tenure at MapInfo Corporation, a provider of desktop mapping software, he held positions as Chief Operating Officer, Senior Vice President of Sales and Marketing, and Director. From January 1984 to October 1991, he successfully ran a number of business units for Prime Computer Inc., a manufacturer of mainframe and minicomputer systems, holding such positions as Vice President-Marketing in the Computer Systems Business Unit, Vice President-General Purpose Product Line, Vice President-Prime Information Business Group, Director-Finance and Administration/Worldwide Sales and Director-Corporate Planning and Analysis. Prior to that, Mr. Bycoff held various management positions at Gillette Company from November 1973 to December 1983.

     RALPH B. WAGNER, 67 years old, became a Director of the Company in September 1992. Mr. Wagner is a Director and co-founder of icomXpress, Inc., a company producing Workflow Software for electronic commerce applications. He is a principal of Walnut Venture Associates, an early state technology funding partnership. Mr. Wagner serves as a director of several private companies including Collego Corporation, a provider of XML-based content and catalog management software; DYS Analytics, a developer, manufacturer and marketer of software programs; and Softrax, a software developer specializing in software for the Software Industry.

     MICHAEL L. MARK, 55 years old, became a Director of the Company in October 1994. Mr. Mark is a private investor and member of Walnut Venture Associates. Previously, he served as Vice President, System Integration at Interleaf, Inc., an electronic publishing software developer, and was Vice President and co-founder of Cadmus Computer Corporation, a workstation manufacturer. Mr. Mark also serves as a director of Progress Software Corporation, a manufacturer of software development tools, and two other private companies.

     ERIC R. GILER, 45 years old, became a Director of the Company in December 1996. Mr. Giler is founder and since 1984 has been President and Director of Brooktrout Technology, Inc., a leading supplier of advanced software and hardware products in the electronic messaging market. Prior to founding Brooktrout, he worked primarily in the area of technical marketing and sales as a product manager with Teradyne, Inc. and an applications engineer manager for Intec Corporation. Mr. Giler serves on the boards of the MIT Enterprise Forum, the Massachusetts Telecommunications Council and the New England-Israel Chamber of Commerce. Mr. Giler is also a member of both the American Electronics Association and the Massachusetts Computer Software Council.

     PAUL F. DENINGER, 42 years old, became a Director of the Company in February 2000. Mr. Deninger is Chairman and CEO of Broadview Holdings LLP, a merger and acquisition advisor and private equity investing firm. He joined Broadview in 1987 after several years in the software industry. Mr. Deninger was elected Managing Director in 1991, CEO in 1996 and Chairman in 1997. Mr. Deninger serves on the Board of Directors of the Boston Globe Newspaper; TechNet Mass, a bipartisan political organization serving the interests of the technology industry; and the Advisory Board of the Media and Technology Charter High School in Boston.

     LAWRENCE D. LENIHAN, JR., 36 years old, became a Director of the Company in November 2000. Mr. Lenihan is a Managing Director co-manager of Pequot Capital Management, Inc., a venture capital fund management company. Prior to joining Pequot in 1996, he was a principal of Broadview Associates L.L.C., a technology oriented investment banking firm. Prior to joining Broadview, he held several positions at IBM, including as the leader of the interactive multimedia software product business. Mr. Lenihan also serves on the Board of Directors of Digital Generation Systems, Inc., a software company focused on physical distribution and post-production services for audio and video content; Mediaplex, Inc., an advertising technology company; U.S. Search.com, Inc.; an online provider of public record information about individuals and companies; and several other private companies.

                      THE BOARD OF DIRECTORS RECOMMENDS A
                  VOTE FOR THE ELECTION OF THE ABOVE NOMINEES.

OCCUPATION AND BIOGRAPHY OF EXECUTIVE OFFICERS

     JAMES E. HAYDEN, 47 years old, joined the Company as Vice President and Chief Financial Officer and Treasurer of the Company in April 1998. From 1994 to 1998, he was with Computervision Corporation, a software and service company, serving as Principal Accounting Officer (and Acting Chief Financial Officer in
1997) and Director of Finance for Worldwide Field Operations from 1993 to 1994. From 1989 to 1993, he served as Finance Director for Prime Computer/Computervision's Northern European Region. From 1986 to 1989, he served in various finance management positions for Prime Computer/Computervision.

     JAMES ROSEN, 47 years old, joined the Company as Vice President Business Development in April 1997. From 1995 to 1997, he was Director of Business Alliances at BBN Planet Corporation, an internet services provider, now GTE Internetworking. From 1991 to 1995, Mr. Rosen held various positions at Lotus Development Corporation, including Director of Stategic Alliances, Senior Manager of Lotus Notes Alliance Partner Program, and Senior Manager of Notes Product Management. From 1985 to 1991, he was a co-founder and held senior management positions, including Executive Vice President, Vice President and Vice President of Systems Integration for LanSystems, Inc., a system integration and software firm.

     DEEPAK TANEJA, 40 years old, joined the Company as Vice President Engineering Development in January 1998. From 1996 to 1998, he was Director of Development for Switchboard, Inc. an Internet directory services firm. From 1988 to 1996, Mr. Taneja held various positions at Banyan Systems, Inc., a developer of network software products, including Director of Development for Messaging Products and Director of Development for Network and Systems Management products. From June 1983 to November 1987, he was a Senior Engineer with Intel Corporation.

     THOMAS PALKA, 59 years old, joined the Company as Vice President Sales in September 1998. From 1997 to 1998, he was Vice President of Worldwide Sales & Consulting Services for VenturCom Software, a developer of software tools for the embedded and real-time market. From 1991 to 1997, Mr. Palka was with Ardent Software, a database, data warehouse, and development tools company, where he served as Vice President of Worldwide Sales from 1991 to 1995 and Vice President of Marketing from 1996 to 1997. From 1990 to 1991, he was Vice President of North American Sales at Data General Corporation, and from 1981 to 1990, he was Vice President of North American Sales at Prime Computer, Inc., a manufacturer of mainframe and minicomputer systems.

     WILLIAM BARTOW, 38, joined the Company as Vice President Marketing in October 1999. From August 1998 to October 1999, he was Vice President of Marketing and Engineering at the internet division of Powersoft Corporation, a subsidiary of Sybase, Inc. Mr. Bartow was employed by Powersoft Corporation as Director of the Power Builder Product Line from July 1996 to July 1998 and as Power Builder Product Marketing Manager from July 1995 to July 1996. From June 1994 to July 1995, he was a senior product manager at Lotus Development Corporation.

     Under the Company's Amended and Restated By-Laws, officers are elected annually.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In May 1996, Mr. Bycoff exercised an option to purchase 200,000 shares of the Company's Common Stock at a price of $1.00 per share. The Company's Board of Directors approved a loan to Mr. Bycoff as payment for this transaction. Mr. Bycoff issued the Company a full recourse note that is secured by the 200,000 shares of Common Stock. This note has an interest rate of 7% per annum and is due and payable on demand by the Company in the discretion of the Board of Directors. Mr. Bycoff has repaid $70,000 on principal and interest on the Note as of February 28, 2001.

     The Board of Directors has adopted a policy that all transactions between the Company and its officers, directors and principal stockholders or any affiliates thereof will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. Such transactions will also be approved by a majority of the disinterested, outside directors. All loans to Company officers will also be approved by a majority of the disinterested, outside directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the Company's most recent three years ended December 31, 2000, of those persons who (i) served as the Chief Executive Officer of the Company during any part of the year ended December 31, 2000, and (ii) the four most highly compensated executive officers of the Company at December 31, 2000 whose annual compensation and bonus exceeded $100,000 (the "Named Officers"):

                                                                               LONG-TERM COMPENSATION
                                                                                      AWARDS(2)
                                                  ANNUAL COMPENSATION(1)     ---------------------------
                                      CALENDAR    -----------------------    OPTIONS/      RESTRICTED
    NAME AND PRINCIPAL POSITION         YEAR      SALARY($)     BONUS($)     SARS(#)     STOCK AWARDS($)
    ---------------------------       --------    ----------    ---------    --------    ---------------
Barry N. Bycoff.....................    2000       $250,000     $250,000           0            0
  Chairman, Chief Executive Officer,    1999        190,000      216,310     450,000            0
  President & Director                  1998        166,666            0     195,000            0
James E. Hayden.....................    2000       $170,000     $ 98,125           0            0
  Vice President of Finance and         1999        130,000       43,245     150,000            0
  Administration, Chief Financial       1998         81,458            0     315,000            0
  Officer and Treasurer
James Rosen.........................    2000       $150,000     $ 58,763           0            0
  Vice President of Marketing and       1999        122,500       26,419     150,000            0
  Business Development                  1998        112,500            0     105,000            0
Deepak Taneja.......................    2000       $170,000     $ 97,150           0            0
  Vice President of Development         1999        135,000       43,020     150,000            0
                                        1998        123,157       35,000     345,000            0
Thomas Palka........................    2000       $150,000     $118,645           0            0
  Vice President of Sales and
     Service                            1999        150,000       63,145     150,000            0
                                        1998         42,115            0     300,000            0

---------------
(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer is less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long-term incentive plan payouts during the three years ended December 31, 2000.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

     The Company did not grant any stock options pursuant to either the Company's 1994 Stock Option Plan, 1997 Stock Option Plan or 2000 Stock Option Plan (the "Employee Option Plans") during the fiscal year ended December 31, 2000 to the Named Officers.

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to options to purchase the Company's Common Stock granted to the Named Officers under the Company's Employee Option Plans, including (i) the number of shares purchased upon exercise of options in the most recent fiscal year, (ii) the net value realized upon such exercise, (iii) the number of unexercised options outstanding at December 31, 2000, and (iv) the value of such unexercised options at December 31, 2000:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        DECEMBER 31, 2000 OPTION VALUES

                                                      NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                           OPTIONS AT              IN-THE-MONEY OPTIONS AT
                         SHARES                       DECEMBER 31, 2000(#)         DECEMBER 31, 2000($)(1)
                        ACQUIRED        VALUE      ---------------------------   ---------------------------
        NAME           ON EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   -----------   -----------   -------------   -----------   -------------
Barry N. Bycoff......    510,000     $24,182,400     883,650        352,800      $43,016,965    $6,962,814
James E. Hayden......    142,350       7,667,958     179,850        127,800        8,204,981     2,847,569
Tom Palka............    127,500       7,263,720     157,500        150,000        7,056,675     4,048,500
Deepak Taneja........    211,650      11,535,610     104,850        163,500        4,263,956     4,734,717
James Rosen..........    139,950       7,725,200     139,350        148,201        6,103,600     3,924,498

---------------
(1) Value is based on the difference between option exercise price and the fair market value at 2000 fiscal year-end ($54.38 per share, the closing price on the Nasdaq National Market on December 31, 2000) multiplied by the number of shares underlying the option.

                           COMPENSATION OF DIRECTORS

     As compensation for serving on the Board of Directors, each non-employee director is paid his expenses by the Company for each quarter during which they attend meetings. In addition, the Company's policy to compensate each non-employee director at a rate of $1,500 for each quarter.

     Depending on certain eligibility requirements, each non-employee director of the Company has participated in several stock option plans, including the Company's 1991 Non-Employee Director Stock Option Plan, 1993 Non-Employee Director Stock Option Plan, 1994 Non-Employee Director Plan and 1997 Non-Employee Director Plan (together, the "Director Plans"). The Director Plans authorized grants of stock options to members of the Company's Board of Directors who are neither an employee or officer of the Company. In Fiscal 2000, 37,500 options were granted to Mr. Deninger at an exercise price equal to $47.17 per share pursuant to the Director Plans. Messrs. Deninger, Giler, Mark and Wagner were granted options to purchase 13,875, 15,000, 15,000 and 15,000 shares, respectively, at an exercise price equal to $30.83 per share pursuant to the Company's 2000 Stock Option Plan during Fiscal 2000.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

     The Company's executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors, currently consisting of Ralph Wagner, as Chairman, Eric Giler and Michael L. Mark (the "Compensation Committee"). All members of the Compensation Committee are non-employee directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of senior management, including approval of annual

---------------

(1) The material in this report and in the performance graph which follows is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

salaries and bonuses, the review and approval of bonus plans for executive officers, as well as the grant of stock options to officers, employees and consultants.

     One of the Company's primary business objectives is to maximize long-term stockholder returns. To achieve this objective, the Company believes it is necessary to attract, retain and motivate qualified executives in a competitive industry. The Compensation Committee and the Board of Directors therefore apply the philosophy that compensation of executive officers, specifically including that of the Chief Executive Officer and President, should be linked to revenue growth, profitability, earnings per share performance, and long-term increase in stock price and quality of earnings.

     Establishing compensation programs generally and determining the compensation of individual executive officers are complex matters involving numerous issues and a variety of data. The approach of the Compensation Committee is primarily subjective in nature. The Compensation Committee identifies relevant factors to be considered, such as the need to be competitive in the market for executive talent, retain and motivate existing officers with competitive salary and option programs and to provide incentives and rewards for individual and corporate performance. However, the Compensation Committee maintains a flexible approach that is based on the exercise of judgment and discretion and reflects the Company's entrepreneurial operating environment and long-term performance orientation. Precise formulas, targets or goals are not utilized and specific weights are not assigned to the various factors. The Compensation Committee focuses on the Company's goal of long-term enhancement of stockholder value by stressing long-term goals and by using stock-based incentive programs with extended vesting schedules. The Compensation Committee believes the use of such incentives to retain and motivate individuals who have developed the skills and expertise required to lead the Company is key to the Company's success.

     Under the supervision of the Compensation Committee, the Company has developed and implemented certain compensation policies. The Compensation Committee's executive compensation policies are designed to (i) enhance profitability of the Company and shareholder value, (ii) integrate compensation with the Company's annual and long-term performance goals, (iii) reward corporate performance, (iv) recognize individual initiative, achievement and hard work, (v) assist the Company in attracting and retaining qualified executive officers and (vi) retain and motivate existing officers to perform. Compensation is comprised of cash compensation in the form of annual base salary and performance-based bonuses and long-term incentive compensation in the form of stock options.

     In setting cash compensation levels for executive officers (including the Chief Executive Officer), the Compensation Committee prepares a salary review annually. The base salaries are fixed at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other technology companies located in the northeastern United States with approximately the same number of employees as the Company and engaged in similar businesses to that of the Company. Nonetheless, since the Company believes that those organizations that are constituents of the Nasdaq Computer Software Index used in the performance graph on page 10 include companies which may not be similar to the Company, the Company believes it is appropriate to attempt to establish salaries consistent with those of fewer and more comparable companies, which the Company nonetheless believes are represented in the performance graph. Although the Compensation Committee reviews such information for general guidance, it does not specifically target compensation of the executive officers to compensation levels at other companies.

     The compensation for Barry N. Bycoff, the Chief Executive Officer and President of the Company, is designed to reward performance that enhances shareholder value. Financial goals are based on the achievement of significant increases in net income as specified in the Company's annual operating plan. The plan establishes milestones for revenue growth and operating expenses. The cash compensation package is comprised of base pay, which is not related to the performance of the Company, and with an opportunity for a bonus based on the achievement of certain profitability milestones. Both components are affected by the Company's revenue growth, market share growth, profitability, quality of earnings and growth in earnings per share. Mr. Bycoff's annual bonus of $250,000, for the fiscal year ended December 31, 2000, was based upon the achievement by the Company of pre-determined targets set for the fiscal year and Mr. Bycoff's role in achieving those targets.

     The compensation program for the remaining members of the executive group is based upon the attainment of objectives for profitability similar to the Chief Executive Officer. Bonus amounts are predicated upon improvement in Company operating performance as well as attainment of planned objectives. In the past, the Chief Executive Officer and President has made recommendations to the Compensation Committee regarding the planned objectives and executive compensation levels. For fiscal year ended December 31, 2000, bonuses were paid to executive officers based on the achievement of certain objectives and on the Compensation Committee's qualitative assessment of performance. The overall plans and operating performance levels upon which management compensation is based are approved by the Compensation Committee on an annual basis.

     The Compensation Committee relies on incentive compensation in the form of performance-based bonuses and stock options to retain and motivate executive officers. Incentive compensation in the form of performance-based bonuses for the Chief Executive Officer and the Company's other executive officers is based upon management's success in meeting the Company's financial and strategic goals. The plan establishes milestones for revenue growth and operating expenses. Strategic goals focus on increasing market share and Company growth and improving the Company's strategic position in the market and the quality of earnings.

     Incentive compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with the Company and to enable optionees to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock, which in turn motivates the recipient to focus on long-term enhancement in stockholder value. The Company's 2000 Stock Option Plan, administered by the Compensation Committee, is the vehicle for the granting of stock options.

     Factors reviewed by the Compensation Committee in determining whether to grant options are similar to those considered in determining salaries and bonuses described above. Several other factors, however, such as an employee's individual initiative, achievement and performance are also considered by the Compensation Committee. In making specific grants to executives, the Compensation Committee evaluates each officer's total equity compensation package. The Compensation Committee generally reviews the option holdings of each of the executive officers including vesting and exercise price and the then current value of such unvested options. The Compensation Committee considers equity compensation to be an integral part of a competitive executive compensation package, a way to reinforce the individual's commitment to the Company and an important mechanism to align the interests of management with those of the Company's stockholders. The Compensation Committee determined not to grant any options to the named officers during the year ended December 31, 2000.

     The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

     This report has been submitted by the members of the Compensation
Committee: Ralph B. Wagner, as Chairman, Eric Giler and Michael L. Mark.

                               PERFORMANCE GRAPH

     The following graph illustrates a five year comparison of cumulative total stockholder return among the Company, the University of Chicago's Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market and the CRSP Index for the Nasdaq Computer Software Industry Index. The comparison assumes $100 was invested on December 31, 1992 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.
                              [PERFORMANCE GRAPH]

                                                                                                           NASDAQ STOCKS (SIC
                                                                             NASDAQ STOCK MARKET (US     7300-7399 US COMPANIES)
                                                     NETEGRITY, INC.               COMPANIES)               BUSINESS SERVICES
                                                     ---------------         -----------------------     -----------------------
Dec 95                                                    100.0                       100.0                       100.0
Dec 96                                                    110.7                       123.0                       125.0
Dec 97                                                     75.0                       150.7                       150.5
Dec 98                                                    246.4                       212.5                       271.6
Dec 99                                                   3253.6                       394.8                       613.8
Dec 00                                                   4660.7                       237.4                       258.1

NOTES:

    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based in the fiscal year-end, is not a trading day, the preceding trading day is used.
    D. The index level for all series was set to $100.0 on 12/29/1995.

          PROPOSAL TO INCREASE THE SHARES RESERVED FOR ISSUANCE UNDER
               THE 2000 STOCK INCENTIVE PLAN TO 5,300,000 SHARES

     There will be presented at the meeting a proposal to approve an amendment of the Company's 2000 Stock Incentive Plan (the "2000 Plan") which amendment was approved by the Board of Directors on April 9, 2001, whereby the number of shares reserved for issuance under the 2000 Plan was increased from 3,000,000 shares of Common Stock to 5,300,000 shares of Common Stock. At February 28, 2001, options for the purchase of 2,527,613 shares of Common Stock were outstanding under the 2000 Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED INCREASE IN SHARES
         RESERVED FOR ISSUANCE UNDER THE 2000 PLAN TO 5,300,000 SHARES

           PROPOSAL TO INCREASE AUTOMATICALLY ON AN ANNUAL BASIS THE SHARES RESERVED FOR ISSUANCE UNDER THE 2000 STOCK INCENTIVE PLAN

     There will be presented at the meeting a proposal to approve an amendment to the 2000 Plan, which amendment was approved by the Board of Directors on April 9, 2001, whereby the number of shares reserved for issuance under the 2000 Plan would increase automatically on an annual basis. Effective January 1, 2002 and each January 1 thereafter during the term of the 2000 Plan, the maximum number of shares of Common Stock available for grants of stock options made after such January 1 under the 2000 Plan shall be increased automatically to an amount equal to 4.5% of the total number of issued and outstanding shares of Common Stock (including shares held in treasury) as of the close of business on December 31 of the preceding year, such additional amount being subject to downward adjustment by the Board of Directors. Notwithstanding the foregoing, the maximum cumulative number of shares of Common Stock available for grants of Incentive Stock Options under the 2000 Plan shall be 5,300,000.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO INCREASE
                                 AUTOMATICALLY
    ON AN ANNUAL BASIS THE SHARES RESERVED FOR ISSUANCE UNDER THE 2000 PLAN

                         THE 2000 STOCK INCENTIVE PLAN

     Set forth below is a summary of the principal provisions of the 2000 Plan, a copy of which may be obtained from the Secretary of the Company.

GENERAL

     The 2000 Plan is intended to attract and retain key employees, directors and consultants of the Company, to provide an incentive for them to achieve long-range performance goals and to enable them to participate in the long-term growth of the Company. Under the 2000 Plan, incentive stock options may be granted to employees and officers of the Company or any subsidiary and non-qualified stock options may be granted to employees, officers, directors and consultants of the Company or any subsidiary.

     The shares issued pursuant to the 2000 Plan shall be either shares of the company's authorized but unissued Common Stock or shares of Common Stock reacquired by the Company and held as treasury shares. The number of shares issuable under the 2000 Plan is subject to appropriate adjustment in the event of a stock split, a subdivision or consolidation of shares of Common Stock, capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Common Stock effected without receipt of consideration by the Company.

ADMINISTRATION

     The 2000 Plan is administered by the Compensation Committee of the Board of Directors, subject to the supervision and control of the entire Board. The members of the Compensation Committee are appointed by the Board of Directors, and the Board may from time to time appoint a member or members of the Compensation Committee in substitution for or in addition to the member or members then in office and may fill vacancies on the Compensation Committee however caused. The present members of the Compensation Committee are Messrs. Wagner, Giler and Mark.

ELIGIBILITY

     Subject to the provisions of the 2000 Plan, the Compensation Committee has the authority to select optionees and to determine the terms of the options granted, including (i) the number of shares subject to each option, (ii) when the option becomes exercisable, (iii) the exercise price of the option, (iv) the duration of the option (which in the case of an incentive stock option granted to employees or officers holding 10% or more of the voting stock of the Company cannot be in excess of five years), and (v) the time, manner and form of payment upon exercise of an option.

     In determining the eligibility of an individual to be granted an option, as well as in determining the number of shares to be optioned to any individual, the Compensation Committee takes into account the position and responsibilities of the individual being considered, the nature and value to the Company or its subsidiaries of the individual's service and accomplishments, his or her present and potential contribution to the success of the Company or its subsidiaries, and such other factors as the Compensation Committee deems relevant.

TERMS OF OPTIONS

     Options granted under the 2000 Plan are exercisable at such times and during such period as is set forth in the option agreement, but cannot have a term in excess of seven years from the date of grant. The Compensation Committee is entitled to accelerate the date of exercise of any installment of any option, except that without the consent of the optionee, the Compensation Committee shall not accelerate the exercise date of any installment of any incentive stock option if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Internal Revenue Code of 1986, as amended (the "Code"). The option agreement may contain such provisions and conditions as may be determined by the Compensation Committee. The option exercise price for options designated as non-qualified stock options granted under the 2000 Plan is determined by the Compensation Committee, but in no event shall such exercise price be less than fair market value of the Common Stock of the Company at the time the option is granted. The option exercise price for incentive stock options granted under the 2000 Plan shall be no less than fair market value of the Common Stock of the Company at the time the option is granted and no less than 110% of the fair market value in the case of employees or officers holding 10% or more of the voting stock of the Company. Options granted under the 2000 Plan may provide for the payment of the exercise price by delivery of cash or a check payable to the Company or shares of Common Stock of the Company owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, or any combination thereof. The maximum number of shares of Common Stock with respect to which an option or options may be granted to any employee in any one calendar year cannot exceed 750,000 shares.

     An option is not transferable by the optionee except by will or by the laws of descent and distribution; provided, however, that the Compensation Committee may permit the further transferability on a general or specific basis. Options are exercisable only while the optionee remains in the employ of the Company or for a limited period of time thereafter.

TERMINATION OR AMENDMENT OF THE 2000 PLAN

     Unless sooner terminated, the 2000 Plan shall terminate on January 3, 2010, ten years from the date on which the 2000 Plan was adopted by the Board of Directors of the Company. The Board of Directors may at any time terminate the 2000 Plan or make such modification or amendment as it deems advisable; provided, however, that the Board of Directors may not, without stockholder approval, increase the maximum number of shares for which options may be granted or change the designation of the class of persons eligible to receive options under the 2000 Plan or make any other change in the 2000 Plan which requires stockholder approval under applicable law or regulations. The Compensation Committee may terminate, amend or modify any outstanding option without the consent of the option holder, provided however that, without the consent of the optionee, the Compensation Committee shall not change the number of shares subject to an option, or the exercise price or term thereof.

RECAPITALIZATION, REORGANIZATION AND OTHER EVENTS

     The 2000 Plan provides that the number and kind of shares as to which options may be granted thereunder and as to which outstanding options then unexercised shall be exercisable shall be adjusted to prevent dilution in the event of any reorganization or recapitalization (other than as the result of an Acquisition, as such term is hereinafter defined), reclassification, stock subdivision, combination of shares or dividends payable in capital stock. If the Company is to be consolidated with or acquired by another entity in a merger or in a sale of all or substantially all of the Company's assets or otherwise (an "Acquisition"), the Compensation Committee or the Board of Directors of any entity assuming the obligations of the Company

(the "Successor Board"), shall, as to outstanding options, either (i) make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (ii) upon written notice to the optionees, provide that all options must be exercised (to the extent then exercisable) within a specified number of days of the date of such notice, at the end of which period the options shall terminate, or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such options (to the extent then exercisable) over the exercise price thereof.

     Upon dissolution or liquidation of the Company, all options granted under the 2000 Plan shall terminate.

TAX EFFECTS OF PARTICIPATION IN THE 2000 PLAN

     Incentive Stock Options. Except as provided below with respect to the alternative minimum tax, the optionee will not recognize taxable income upon the grant or exercise of an incentive stock option. In addition, if the optionee holds the shares received pursuant to the exercise of the option for more than one year after the date of transfer of stock to the optionee upon exercise of the option and for more than two years after the option is granted, the optionee will recognize long-term capital gain or loss upon the disposition of the stock measured by the difference between the option exercise price and the amount received for such shares upon disposition.

     In the event that the optionee disposes of the stock prior to the expiration of the required holding periods (a "disqualifying disposition"), the optionee generally will recognize ordinary income to the extent of the lesser of
(i) the fair market value of the stock at the time of exercise over the exercise price, or (ii) the amount received for the stock upon disposition over the exercise price. The basis in the stock acquired upon exercise of the option will equal the amount of income recognized by the optionee plus the option exercise price. Upon eventual disposition of the stock, the optionee will recognize long-term or short-term capital gain or loss, depending on the holding period of the stock and the difference between the amount realized by the optionee upon disposition of the stock and his basis in the stock.

     For alternative minimum tax purposes, the excess of the fair market value of stock on the date of the exercise of the incentive stock option over the exercise price of the option is included in alternative minimum taxable income for alternative minimum tax purposes. If the alternative minimum tax does apply to the optionee, an alternative minimum tax credit may reduce the regular tax upon eventual disposition of the stock.

     The Company will not be allowed an income tax deduction upon the grant or exercise of an incentive stock option. Upon a disqualifying disposition of shares by the optionee acquired upon exercise of the incentive stock option, the Company generally will be allowed a deduction in an amount equal to the ordinary income recognized by the optionee.

     Under proposed regulations issued by the Internal Revenue Service, the exercise of an option with previously acquired stock of the Company will be treated as, in effect, two separate transactions. Pursuant to Section 1036 of the Code, the first transaction will be a tax-free exchange of the previously acquired shares for the same number of new shares. The new shares will retain the basis and, except, as provided below, the holding periods of the previously acquired shares. The second transaction will be the issuance of additional new shares having a value equal to the difference between the aggregate fair market value of all of the new shares being acquired and the aggregate option exercise price for those shares. Because the exercise of an incentive stock option does not result in the recognition by the optionee of income, this issuance will also be tax-free (unless the alternative minimum tax applies, as described above). The optionee's basis in these additional shares will be zero and the optionee's holding period for these shares will commence on the date on which the shares are transferred. For purposes of the one and two-year holding period requirements which must be met for favorable incentive stock option tax treatment to apply, the holding periods of previously acquired shares are disregarded.

     Non-Qualified Stock Options. As in the case of incentive stock options, no income is recognized by the optionee on the grant of a nonqualified stock option. On the exercise by an optionee of a non-qualified option, generally the excess of the fair market value of the stock when the option is exercised over its cost to the optionee will be (a) taxable to the optionee as ordinary income and (b) generally deductible for income tax purposes by the Company. The optionee's tax basis in his stock will equal his cost for the stock plus the amount of ordinary income he had to recognize with respect to the non-qualified stock option.

     The Internal Revenue Service will treat the exercise of a non-qualified stock option with already owned stock of the Company as two transactions. First, there will be a tax-free exchange of the old shares for a like number of new shares under Section 1036 of the Code, with the exchanged shares retaining the basis and holding periods of the old shares. Second, there will be an issuance of additional new shares representing the spread between the fair market value of all the new shares (including the exchanged shares and the additional new shares) and the aggregate option price therefor. The fair market value of the additional new shares will be taxable as ordinary income to the employee under
Section 83 of the Code. The additional new shares will have a basis equal to the fair market value of the additional new shares.

     Accordingly, upon a subsequent disposition of stock acquired upon the exercise of a non-qualified option, the optionee will recognize short-term or long-term capital gain or loss, depending upon the holding period of the stock equal to the difference between the amount realized upon disposition of the stock by the optionee and his basis in the stock.

NEW PLAN BENEFITS

     It is not possible to state the persons who will receive stock options under the 2000 Plan in the future, nor the amount of options which will be granted thereunder.

          PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION

     On March 3, 2001 the Board of Directors adopted an amendment to the Restated Certificate of Incorporation, subject to approval by the stockholders, to increase the number of authorized shares of capital stock from 60,000,000 shares, of which 5,000,000 shares are Preferred Stock, to 140,000,000, including the same 5,000,000 shares of Preferred Stock, thereby increasing the authorized shares of Common Stock from 55,000,000 to 135,000,000. The Board of Directors also directed that the proposed amendment be submitted for action at the Annual Meeting of Stockholders.

INCREASE THE NUMBER OF SHARES OF COMMON STOCK

     The Company's Restated Certificate of Incorporation currently authorizes the issuance of a total of 60,000,000 shares, consisting of 55,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. The proposed amendment (the "Amendment") will increase the total number of authorized shares to 140,000,000 and the number of shares of Common Stock authorized to 135,000,000. The Amendment will not change the currently authorized number of shares of Preferred Stock, which will remain set at 5,000,000. The Amendment will modify the first paragraph of Article FOURTH of the Restated Certificate of Incorporation to read as follows:

          FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 140,000,000 shares, consisting of 135,000,000 shares of Common Stock with a par value of $.01 per share (herein called the "Common Stock"), and 5,000,000 shares of Preferred Stock with a par value of $.01 per share (herein called the "Preferred Stock").

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

     The Board of Directors believes that it is in the Company's best interests to increase the number of shares of Common Stock that the Company is authorized to issue. The Board of Directors believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue Common Stock for proper corporate purposes which may be identified in the future, such as to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans and to effect stock splits, where the Board of Directors determines it advisable to do so. Other than the proposals set forth in this proxy regarding the 2000 Plan, the Board of Directors is not actively considering any of these corporate purposes.

     The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock now authorized. If the Stockholders approve the Amendment, no further action or authorization of the stockholders would be necessary prior to the issuance of such additional shares, except as required by law or the rules of The Nasdaq Stock Market or any other exchange upon which the Company's securities may be listed. Adoption of the Amendment and the issuance of Common Stock would not affect the rights of holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of Common Stock outstanding. Such issuance could have a dilutive effect on earnings per share, voting power and share holdings of current stockholders. Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. If the Amendment is adopted, it will become effective upon the filing of the proposed amendment with the Delaware Secretary of State.

     The proposed Amendment could, under certain circumstances, have an anti-takeover effect. For example, in the event of an attempt to take control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of the Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company 's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed Amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company 's business. However, the Board of Directors is not currently aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal in response to any such attempt.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE
                     RESTATED CERTIFICATE OF INCORPORATION

                   AMENDMENT TO AMENDED AND RESTATED BY-LAWS

     Article IX of the Company's Amended and Restated Bylaws ("ByLaws") requires the Company to provide notice to its stockholders with respect to any amendments made to the ByLaws. The Board of Directors has amended the ByLaws with respect to the provisions relating to annual meetings of stockholders as set forth below. Previously, the ByLaws required that the Annual Meeting be held on the third Friday in September of each year. Copies of the ByLaws, as amended, are available from the Secretary of the Company upon request.

     Annual Meeting. Annual meetings of stockholders shall be held on such date and time as shall be designated from time to time by the Board of Directors or Chief Executive Officer, at which meeting the stockholders shall elect by a plurality vote a Board of Directors and shall transact such other businesses as may properly be brought before the meeting.

                        REPORT OF THE AUDIT COMMITTEE(1)

     The following is the report of the Audit Committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2000.

     The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees which provides that certain matters related to the conduct of the audit of the Company's financial statements are to be communicated to the Audit Committee. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 relating to the accountant's independence from the Company, has discussed with PricewaterhouseCoopers LLP their independence from the Company, and has considered the compatibility of non-audit services with the accountant's independence.

     The Audit Committee acts pursuant to the Audit Committee Charter, a copy of which is attached as Appendix "A" to this Proxy Statement. Each of the members of the Audit Committee qualifies as an "independent" Director under the current listing standards of Nasdaq.

     Fees charged by PricewaterhouseCoopers LLP for services rendered in auditing the Company's annual financial statements for the most recent fiscal year and reviewing the financial statements included in the Company's quarterly reports on Form 10-Q for the most recent fiscal year, as well as the fees charged by PricewaterhouseCoopers LLP for other professional services rendered during the most recent fiscal year are as follows: Audit fees of $66,900 and tax service fees of $28,850.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

                                          AUDIT COMMITTEE

                                          Paul F. Deninger, Chairman
                                          Lawrence D. Lenihan, Jr.
                                          Michael L. Mark

---------------

(1) The material in this report, including the Audit Committee Charter, is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     On March 13, 2001, the Company terminated the engagement of PricewaterhouseCoopers LLP ("PwC") as the Company's independent public accountants. This decision was approved by the Audit Committee of the Company's Board of Directors and by the Board of Directors. PwC's report on the Company's financial statements for the fiscal years ended December 31, 1999 and December 31, 2000 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles. During the fiscal years ended December 31, 1999 and December 31, 2000 and through the date of termination of the engagement, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with respect to the Company's financial statements that, if not resolved to PwC's satisfaction, would have caused PwC to make reference to the subject matter of the disagreement in connection with PwC's reports.

     During the fiscal years ended December 31, 1999 and December 31, 2000 and through the date of termination of the engagement, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission" or "SEC").

     On March 13, 2001, the Company engaged Arthur Andersen LLP ("AA") as its independent public accountants for the fiscal year ending December 31, 2001. The engagement was approved by the Audit Committee of the Company's Board of Directors and by the Board of Directors. The Company did not consult with AA during the fiscal years ended December 31, 1999 and December 31, 2000 nor during the subsequent period to the date of such engagement regarding either (i) the application of accounting principles to a specified transaction or transactions, either completed or proposed, or (ii) the type of audit opinion AA might render on the Company's financial statements.

     Representatives of both PwC and AA are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                            SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Reporting Persons") to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the Commission. Such persons are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 2000, or written representations from certain reporting persons, the Company believes that all Reporting Persons complied with all
Section 16(a) filing requirements in fiscal 2000, except as follows: each of Messrs. Bycoff, Hayden, Palka, Rosen and Wagner were late in filing two Forms 4 in fiscal 2000 and Mr. Taneja was late in filing three Forms 4 during this same year. In the filings, Messrs. Bycoff, Hayden, Palka and Rosen had two transactions in one month and three in the second month; Mr. Wagner had two transactions in one month and five in the second month; and Mr. Taneja had two transactions in one month and three in each of the other two months.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices not later than December 31, 2001. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

     In accordance with the provisions of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, if the Company does not receive notice of a shareholder proposal to be raised at its 2002 Annual

Meeting on or before March 18, 2002, then in such event, the management proxies shall be allowed to use their discretionary voting authority when the proposal is raised at the 2002 Annual Meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no business that will be presented for consideration at the Meeting other than those items stated above. If any other business should before the Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company may retain a proxy solicitation firm to aid in soliciting proxies from its stockholders. The fees of any such firm are not expected to exceed $10,000 plus reimbursement for out-of-pocket expenses.

                                  10-K REPORT

     THE COMPANY WILL PROVIDE EACH BENEFICIAL OWNER OF ITS SECURITIES WITH A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S MOST RECENT FISCAL YEAR WITHOUT CHARGE UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUESTS SHOULD BE DIRECTED TO BARRY
N. BYCOFF, PRESIDENT AND CHIEF EXECUTIVE OFFICER, NETEGRITY, INC., 52 SECOND STREET, WALTHAM, MASSACHUSETTS 02451.

                                          By Order of the Board of Directors,

                                          BARRY N. BYCOFF
                                          President And Chief Executive Officer

                                   APPENDIX 1

                            AUDIT COMMITTEE CHARTER

I.  PURPOSE

     The Audit Committee (the "Committee") has been appointed by the Board of Directors (the "Board") to assist the Board by providing general oversight of the Company's financial accounting and reporting process, system of internal controls, audit process and the process for monitoring compliance with the Company's standards of business conduct established by the Board. In so doing, it is the responsibility of this audit committee to maintain free and open communication among the independent accountants, the internal auditors and the Company's management.

II.  COMPOSITION

     The Audit Committee shall be comprised of three or more directors, as determined by the Board, each of whom shall be independent directors within the meaning of applicable Nasdaq regulations. Each member of the Committee shall be financially literate, and at least one member of the Committee shall have accounting or related financial management expertise.

III.  MEETINGS

     Members of the Committee may participate in meetings of the Committee by conference telephone and participation by such means shall constitute presence in person at a meeting. A majority of the Committee members shall be present to constitute a quorum for the transaction of the Committee's business. Unless a chairman of the Committee is appointed by the Board, the members of the Committee may designate a chair by majority vote of the full Committee membership.

IV.  RESPONSIBILITIES

     The Committee shall:

        1.  Review this Charter at least annually.

        2. Make recommendations to the full Board of Directors annually regarding the firm of independent accountants to be employed by the Company. The independent accountants shall ultimately be accountable to the Board of Directors and the Committee, as representatives of the shareholders; and the Board, after considering the recommendation of the Committee, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants.

        3. Annually review and approve the scope of the independent audit for the current fiscal year and the audit fee.

        4. In consultation with the independent accountants, review the integrity of the Company's financial reporting processes, both internal and external.

        5. Take, or recommend that the full Board take, appropriate action to oversee the independence of the independent accountants.

        6. Review and discuss with the independent accountants their annual written statement delineating all relationships between the independent accountants and the Company, consistent with Independence Standards Board Standard 1, and actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and the independence of the independent accountants, including in particular any services other than those relating to the annual audit of the Company's financial statements and reviews of the Company's quarterly financial statements.

        7. Review the Company's audited annual financial statements and the independent accountants' opinion thereon. In reviewing the Company's audited annual financial statements, confer with the Company's independent accountants and management and consider the following:

           - Changes in accounting principles or the application thereof; significant judgment areas; significant risks and exposures and the steps management has taken to minimize such risks to the Company; and significant and complex transactions.

           - The results of the independent accountants' audit for the year, including the independent accountants' judgments on the quality, appropriateness and consistent application of the Company's accounting principles, disclosures and underlying estimates in the financial statements.

           - The effectiveness and adequacy of the Company's internal accounting procedures and the effectiveness and adequacy of internal financial controls. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

           - Any comments and recommendations of the independent accountants, including any serious difficulties or disputes with management encountered during the course of the audit.

        8. Review with management and the independent accountants the interim financial statements and the results of the independent accountants' review, including the independent accountants' judgments on the quality and consistent application of the Company's accounting principles, disclosures and underlying estimates in the interim financial statements.

        9. Discuss with the independent accountants any audit findings pursuant to Section 10A of the Private Litigation Reform Act of 1995. (Among other things, this section requires each audit to include procedures regarding detection of illegal acts, identification of related party transactions and evaluation of the issuer's ability to continue as a going concern.)

        10. Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit including internal control matters, fraud, the auditor's responsibility under generally accepted auditing standards, significant audit adjustments and other such items.

        11. Provide any recommendation, certifications and reports that may be required by Nasdaq or the Securities and Exchange Commission. The report required by the Securities and Exchange Commission to be included in the Company's annual proxy statement shall affirm that the Committee is governed by a charter and has (i) reviewed and discussed the audited financial statements with management, (ii) discussed with the independent accountants the matters required to be discussed by SAS 61, (iii) received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants the independent accountants' independence and (iv) recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K.

        12. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants and others to assist it in the conduct of any investigation.

        13. Provide sufficient opportunity for each of the chief financial officer, and the independent accountants to meet separately with members of the Audit Committee without other members of management present. Among the matters to be discussed in these meetings are the independent accountants' evaluation of the Company's financial accounting personnel and the cooperation that the independent accountants received during the course of the audit.

                                 NETEGRITY, INC.
                                52 Second Avenue
                               Waltham, MA 02451

Dear Shareholder:

As the Annual Report shows, Netegrity achieved outstanding results in 2000, demonstrating that we are a company that consistently exceeds its commitments. We delivered our first quarter of earnings and positive cash flow in Q3 - one quarter ahead of plan - and in Q4, we generated profitability from operations, just as we promised we would twelve months ago. Against a backdrop of choppy market conditions, we delivered 46 percent software growth in Q4, marking our eleventh straight quarter of sequential SiteMinder growth of 40 percent or greater.

The stock performance chart included in the Proxy Statement shows that Netegrity's stock has outperformed, by a wide margin, the NASDAQ stock market over the last three years ending December 31, 2000, providing an average compound annual total return of 296.1%. In fact, Netegrity was named the Best Three-Year Performer on the Wall Street Journal Shareholder Scoreboard. During 2000, Netegrity was also added to the Russell 2000 Index, the Standard 100 Index, the Bloomberg Personal Finance Tech 100, Software Magazine's Software 500 list, and the Boston Globe High Tech 50.

In order to continue to deliver the outstanding results that you expect from Netegrity, we need your help to ensure that, in the future, the best and brightest individuals will choose Netegrity as their employer. Hiring, retaining, and motivating the high-quality people has become increasingly challenging in high tech companies in America, and the competition for educated, motivated employees in the technology industry is fierce. To increase our market and technology leadership, and ensure the future success of the company, we must respond to this competition by hiring and retaining highly talented people. To do this, Netegrity must either substantially increase the cash compensation paid to employees or we must continue on our proven successful path of creating employee stockholders through the granting of stock options. Unlike the immediate dilutive effect on Earnings Per Share ("EPS") caused by increases in cash compensation, grants of stock options have no effect on EPS until our stock increases in value beyond the option exercise price. For income statement purposes, there is no compensation expense for employee stock options that are granted with an exercise price equal to the market value of the company's stock.

Notwithstanding an increase in the number of options granted this year, we believe that Netegrity's total number of stock options outstanding falls well within the norm for our peer group of companies, i.e., Vignette, RSA, and Checkpoint, to name a few.

Eleven consecutive quarters of SiteMinder license revenue growth in excess of 40 percent, a 324 percent increase in total revenues from 1999 to 2000, a 401 percent jump in SiteMinder revenues from 1999 to 2000....we made this happen with your support, and are working aggressively to continue to grow the company. But we can only be successful in our endeavors if you, the shareholders, furnish me with the tools that will allow me to build and motivate the Netegrity team. One of the most important of these tools is the continued grant of stock options to our employees.

What about the dilutive effect of options on EPS? Well, diluted EPS is calculated by dividing the company's net income by the number of shares outstanding, including the effect of options. If there are more shares and options outstanding...and if the earnings remain the same...then, obviously, diluted EPS decreases. But, at Netegrity, we have successfully used stock options to motivate our employees to increase earnings! We would expect that any increase in the number of shares outstanding due to stock options would be more than compensated for by an increase in the earnings. The net effect would be positive for EPS.

I am asking you to separately approve two amendments to the Company's 2000 Stock Incentive Plan ("Plan"). The first amendment (Proposal 2) would authorize the Company to reserve an additional 2.3 million shares for issuance upon the exercise of stock options under the Plan. The second amendment (Proposal 3) involves the adoption of a so-called "evergreen provision" so that every year the number of options available for grant under the Plan will automatically increase up to 4.5 percent of the outstanding shares. By approving the second amendment, you will help the Company avoid the expensive and time-consuming task of seeking shareholder approval for this routine matter. Please read the enclosed description of the plan amendments that have been recommended, unanimously, for approval by the Board of Directors.

As a significant shareholder of Netegrity, you can be sure that I am strongly motivated to protect shareholders' interests. My goal is the same as yours...to increase shareholder value. Please help to ensure our continued success by voting YES on Proposals 2 and 3 either in person at the upcoming shareholder meeting (9:00 a.m. on May 30, 2001 at Netegrity's Corporate Headquarters: 52 Second Avenue, Waltham, Massachusetts) or by mailing in the enclosed proxy card.

Thank you for your commitment to Netegrity, Inc. I look forward to building a successful future for the company with your ongoing support.

Sincerely,


Barry N. Bycoff
Chairman, President, and Chief Executive Officer

                                 REVOCABLE PROXY
                                 NETEGRITY, INC.

PLEASE MARK VOTES
AS IN THIS EXAMPLE  [x]

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 30, 2001

     The undersigned hereby appoints Ralph B. Wagner and Barry N. Bycoff, and each of them, as proxies, with full power of substitution, to vote all shares of capital stock of Netegrity, Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on Wednesday, May 30, 2001, at 9:00 a.m., local time, at the Company, 52 Second Avenue, Waltham, MA 02451 and at any adjournments thereof, upon such business as may properly come before the meeting, including the following set forth on this proxy.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD RECOMMENDS AN AFFIRMATIVE VOTE ON ALL PROPOSALS SPECIFIED. SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED PROPOSALS 1, 2, 3, AND 4.



1.   Election of Directors:

          FOR             WITHHOLD         FOR ALL EXCEPT
          [ ]               [ ]                  [ ]

Nominees: BARRY N. BYCOFF, RALPH B. WAGNER, MICHAEL L. MARK, ERIC R. GILER,
          LAWRENCE D. LENIHAN, JR. AND PAUL F. DENINGER

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------
2. To amend the Netegrity, Inc., 2000 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 2,300,000 shares.

          FOR            AGAINST             ABSTAIN
          [ ]              [ ]                 [ ]

3. To amend the 2000 Stock Option Plan to increase automatically on an annual basis the number shares of Common Stock reserved for issuance thereunder.

          FOR            AGAINST             ABSTAIN
          [ ]              [ ]                 [ ]

4. To amend the Certificate of Incorporation of the Company to increase the number shares of Common Stock which the Company has the authority to issue from 55,000,000 to 135,000,000 shares.

          FOR            AGAINST             ABSTAIN
          [ ]              [ ]                 [ ]

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

     PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.    [ ]


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD RECOMMENDS AN AFFIRMATIVE VOTE ON ALL PROPOSALS SPECIFIED. SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT AND FOR PROPOSALS 2, 3, AND 4.

     Please be sure to sign and date this Proxy in the box below.


Date: __________________


__________________________________
Stockholder sign above


__________________________________
Co-holder (if any) sign above


--------------------------------------------------------------------------------
   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.



                                NETEGRITY, INC.

     Please sign exactly as your name(s) appear(s) on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                              PLEASE ACT PROMPTLY
  DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED
      ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.

If your address has changed, please correct the address in the space provided below and return this portion with the proxy in the envelope provided.

-----------------------------------

-----------------------------------

-----------------------------------